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              SUPPLEMENTARY INFORMATION FOR CANADIAN STOCKHOLDERS

This Proxy Statement/Prospectus (including documents incorporated herein by reference) constitutes an offering of the securities described herein only in those jurisdictions and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to offer such securities. This Proxy Statement/Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the securities referred to herein. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein and any representation to the contrary is an offence.

The distribution of the Cadence Common Stock in Canada is exempt from the requirement that Cadence prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the Cadence Common Stock must be made in accordance with applicable securities laws, which will vary depending on the relevant registration and prospectus requirements. It is anticipated that Cadence Common Stock will not be subject to resale restrictions provided that it is traded through the facilities of any stock exchange or organized market outside of Canada, subject to compliance with the rules and laws applicable to a trade occurring on such exchange or market and, except with respect to holders of Cadence Common Stock in the Province of British Columbia, subject to such other conditions as may apply. Canadian stockholders are advised to seek legal advice prior to any resale of the Cadence Common Stock.

Reference is also made to "Approval of the Merger and Related
Transactions--Certain Income Tax Consequences--Canada."